AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of this 19th day of October, 2017 (the “Effective Date”) by and between Southwest Bancorp, Inc., a bank holding company organized under the laws of the State of Oklahoma (the “Company”), Bank SNB, an Oklahoma banking corporation (“Bank SNB”), and Joe T. Shockley, Jr. (“Executive”) with reference to the following:

WHEREAS, the Company and Executive entered into the Employment Agreement dated November 15, 2012 and effective December 1, 2012, as amended December 15, 2015 (the “Agreement”); and

WHEREAS, Simmons First National Corporation (“Bancorp”) has agreed to acquire all of the Bank pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) which provides that Southwest will be merged into Bancorp (the “Merger”) and following the Merger the Bank will be merged into Simmons Bank (the “Bank Merger”); and

WHEREAS, Bancorp believes that Executive will be key to the successful integration of the Bank with Bancorp, and will be key to the continued successful operation of the business of the Bank through the Bank Merger and for a 60-day period following (the “Transition Period”); and

WHEREAS, Southwest and Executive have agreed to amend the Agreement to clarify Executive’s eligibility for severance in the event of his death or Disability following a Change of Control; and

WHEREAS, pursuant to Section 19 of the Agreement, the Company, Bank SNB and Executive mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

I.  Amendment to Section 4.2

Section 4.2 of the Agreement is hereby replaced in its entirety with the following:

“4.2Change in Control Severance.

If, during the Term, the Executive experiences a Termination of Employment within twelve (12) months following a Change of Control (i) by the Employer without Cause pursuant to Section 4.1(b), (ii) due to a Constructive Termination pursuant to Section 4.1(c) or (iii) due to death or Disability pursuant to Section 4.1(e), then, upon such Termination of Employment, the Employer will pay severance to the Executive in an amount equal to the sum of (i) two  (2) times the Executive’s Annual Base Salary as in effect on the date of Termination of Employment and (ii) one (1) times the average of the “Company Incentive Portion” of the Executive’s

Annual Bonus under the Southwest Bancorp Executive Leadership Team Incentive Plan for the three (3) years immediately preceding the Change of Control, which amount shall be paid in substantially equal installments not less frequently than monthly over twelve (12) months.  Monthly severance payments shall be paid in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.  In addition, any service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the effective date of the Termination of Employment.”

Except as provided in this Amendment, the Agreement shall remain in full force and effect.

EXECUTED as of the day and year first written above.

COMPANY: SOUTHWEST BANCORP, INC.

By: /s/ Mark W. Funke

Name: Mark W. Funke

Title: President and CEO

BANK SNB:BANK SNB, an Oklahoma banking corporation

By: /s/ Mark W. Funke

Name: Mark W. Funke

Title: President and CEO

EXECUTIVE:/s/ Joe T. Shockley, Jr.

Joe T. Shockley, Jr.